Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-135006

January 25, 2008

WELLS FARGO & COMPANY

$1,500,000,000 Floating Rate Notes Due January 29, 2010

$3,000,000,000 4.375% Notes Due January 31, 2013

Issuer:	Wells Fargo & Company

Title of Securities	Floating Rate Notes Due January 29, 2010 (the “Floating Rate Notes”)

4.375% Notes Due January 31, 2013 (the “Fixed Rate Notes”)

Note Type:	Senior unsecured

Trade Date:	January 25, 2008

Settlement Date (T+4):	January 31, 2008

Maturity Date:	Floating Rate Notes: January 29, 2010

Fixed Rate Notes: January 31, 2013

Aggregate Principal Amount Offered:	Floating Rate Notes: $1,500,000,000

Fixed Rate Notes: $3,000,000,000

Price to Public (Issue Price):	Floating Rates Notes: 100.00%, plus accrued interest, if any, from January 31, 2008

Fixed Rate Notes: 99.694%, plus accrued interest, if any, from January 31, 2008

Underwriting Discount

(Gross Spread):	Floating Rate Notes: 0.06%

Fixed Rate Notes: 0.15%

All-in Price (Net of Underwriting

Discount):	Floating Rate Notes: 99.94%, plus accrued interest, if any, from January 31, 2008

Fixed Rate Notes: 99.544%, plus accrued interest, if any, from January 31, 2008

Net Proceeds:	Floating Rate Notes: $1,499,100,000

Fixed Rate Notes: $2,986,320,000

Interest Rate:	Floating Rate Notes: Base Rate of LIBOR Reuters plus 0.43%

Fixed Rate Notes: 4.375% per annum

Interest Payment Dates:	Floating Rate Notes: January 29, April 29, July 29 and October 29, commencing April 29, 2008, and at maturity

Fixed Rate Notes: January 31 and July 31, commencing July 31, 2008, and at maturity

Interest Reset Dates:	Floating Rate Notes: January 29, April 29, July 29 and October 29, commencing April 29, 2008

Fixed Rate Notes: N/A

Designated LIBOR Page:	Floating Rate Notes: Page LIBOR01 as displayed on the Reuters Money 3000 Service or any successor service (or such other page as may replace Page LIBOR01 on that service or success service)

Fixed Rate Notes: N/A

Index Maturity:	Floating Rate Notes: Three months

Fixed Rate Notes: N/A

Interest Reset Period:	Floating Rate Notes: Quarterly

Fixed Rate Notes: N/A

Initial Interest Rate:	Floating Rate Notes: LIBOR Reuters plus 0.43%, determined two London banking days prior to January 31, 2008

Fixed Rate Notes: N/A

Benchmark:	Floating Rate Notes: Three-month LIBOR Reuters

Fixed Rate Notes: UST 3.625% due December 31, 2012

Benchmark Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 2.774%

Spread to Benchmark:	Floating Rate Notes: +43 basis points

Fixed Rate Notes: +167 basis points

Re-Offer Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 4.444%

Listing:	None

Bookrunners:	Citigroup Global Markets Inc. (28 1/3%)
J.P. Morgan Securities Inc. (28 1/3%)
Morgan Stanley & Co. Incorporated (28 1/3%)

Co-Managers:	Wells Fargo Brokerage Services, LLC (10%)
Bear, Stearns & Co. Inc. (2 1/2%)
Credit Suisse Securities (USA) LLC (2 1/2%)

Underwriting:

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement may be terminated by the underwriters prior to issuance of the Notes in certain circumstances.

Wells Fargo & Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

If the Notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-(877)-858-5407 (Citigroup Global Markets Inc.), 1-(212)-834-4533 (J.P. Morgan Securities Inc.) or 1-(866)-718-1649 (Morgan Stanley & Co. Incorporated).